AMENDMENT TO THE OPERATING SERVICES AGREEMENT

THIS AMENDMENT, dated as of the 30th day of September 2011, to the Operating Services Agreement dated as of September 15, 2009, is entered into by and between Hatteras Alternative Mutual Funds, LLC, a Delaware limited liability company (the “Adviser”) and Hatteras Alternative Mutual Funds Trust, a Delaware statutory trust (the “Trust”), regarding each series of the Trust listed in Appendix A (the “Funds”).

WHEREAS, the parties have entered into the Operating Services Agreement; and

WHEREAS, the parties desire to amend the fees payable under the Operating Services Agreement and add a new class of a series of the Trust to the Operating Services Agreement; and

WHEREAS, subject to certain conditions, Section 8 of the Operating Services Agreement allows for its amendment by a written instrument executed by both parties, and

WHEREAS, the conditions required under Section 8 of the Operating Services Agreement have been satisfied.

NOW, THEREFORE, the parties agree to amend the following:

Section 5 is hereby superseded and replaced with the following:

5.           Compensation of the Adviser.  In consideration of the services rendered pursuant to this Agreement, the Funds will pay to the Adviser, as compensation for the services provided by the Adviser and its agents under this Agreement, a monthly fee as described in Appendix A to this Agreement.

In the event of any termination of this Agreement, the fee provided for in this paragraph 5 shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

Appendix A is hereby superseded and replaced with the following:

APPENDIX A
Separate Series of Hatteras Alternative Mutual Funds Trust
Fund	Annual Fee Rate
Hatteras Alpha Hedged Strategies Fund – No Load	1.59% of average daily net assets
Hatteras Alpha Hedged Strategies Fund – Class A	1.59% of average daily net assets
Hatteras Alpha Hedged Strategies Fund – Class C	1.59% of average daily net assets
Hatteras Alpha Hedged Strategies Fund – Institutional Class	0.84% of average daily net assets
Hatteras Long / Short Equity Fund – Institutional Class	0.59% of average daily net assets
Hatteras Long / Short Equity Fund – Class A	0.84% of average daily net assets
Hatteras Long / Short Debt Fund – Institutional Class	0.59% of average daily net assets
Hatteras Long / Short Debt Fund – Class A	0.84% of average daily net assets
Hatteras Hedged Strategies Fund – Institutional Class	0.10% of average daily net assets

Except to the extent amended hereby, the Operating Services Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST

By:    /s/  J. Michael Fields
Name:   J. Michael Fields
Title:    Secretary

HATTERAS ALTERNATIVE MUTUAL FUNDS, LLC

By:    /s/  J. Michael Fields
Name:   J. Michael Fields
Title:    Chief Operating Officer